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                                                                  EXHIBIT 10.4


                              [FUJITSU LETTERHEAD]


The Dai-Ichi Kangyo Bank, Ltd.
New York Branch
One World Trade Center, Suite 4911
New York, New York 10048

                                                                OCTOBER 29, 1997


                               LETTER OF GUARANTY

Dear Sirs,

In consideration of your making loan of up to the amount of US$ 20,000,000.00 (in words: U.S. Dollars twenty million only) to ROSS Technology, Inc. (hereinafter called the "Company"), having its principal office in Austin, Texas and subsidiary of FUJITSU LIMITED, organized under the laws of Japan and having its principal office at B-1, Marunouchi 1-chome, Chiyoda-ku. Tokyo 100, Japan, under a certain loan facility (hereinafter called the "Loan Facility") between you and the Company, we hereby irrevocably guarantee the full and punctual payment by the Company of its indebtedness pursuant to the terms of the Loan Facility, provided that in no event will our obligations and liabilities hereunder exceed US$ 20,000,000.00.

The term "Indebtedness" as used in this Guaranty means all outstanding obligations and liabilities of the Company arising out of or in connection with the loans made under the Loan Facility, whether principal, interest or expenses, to be paid by the Company pursuant to the terms of the Loan Facility.

If and to the extent the Company fails to make a full and punctual payment pursuant to the terms of the Loan Facility, we will, within the reasonable time of the receipt of your demand, pay you the Indebtedness subject to the limitation set forth in the first sentence of this Guaranty.

We hereby waive notice of acceptance of the Guaranty, and any right to require you to proceed against the Company.

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The issuance of this Guarantee will supersede and terminate the Guarantee issued on November 18, 1996 and February 20, 1997.

This Guaranty will be a continuing one and will terminate on March 31, 1998, but such termination will not release us from our obligations and liabilities hereunder existing on and as of the date of such termination.

This Guaranty will be governed by and construed in accordance with the law of Japan.


Yours sincerely,

/s/ [Japanese characters]                    [OFFICIAL SEAL]